EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 1st day of March 2013 (the “Effective Date”), is entered into by and between Life Care Medical Devices Ltd (the “Company”) and Glenn S. Foley (the “Executive”).

WITNESSETH:

WHEREAS, through this employment agreement, dated March 1, 2013 becomes the Company’s Chief Executive Officer;

WHEREAS, you desire to provide services on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Effectiveness of Agreement and Nature of Employment. This Agreement shall be effective on March 1, 2013 (the “Commencement Date”) and shall continue until February28, 2016subject to Section 4 and other terms of this Agreement (the “Term”).

The Term shall be automatically renewed for additional one-year periods unless either Executive or the Company notify the other in writing that the Agreement Term shall not be renewed at least ninety (90) days prior to the conclusion of the Term. Any renewal Term after the initial Term shall be considered part of the Term of employment.

2. Title; Capacity. The Company will employ Executive, and Executive agrees to work for the Company, as its Chief Executive Officer to perform the duties and responsibilities inherent in such position and such other duties and responsibilities consistent with such position as the Company’s Board of Directors (the “Board”) shall from time to time assign to him. Executive shall report directly to the Board and shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board, which authority shall be sufficient to perform his duties hereunder. Executive shall devote his best efforts in the performance of the foregoing, provided that he may accept board memberships or participate in charitable and similar organizations which are not in conflict with his primary obligations to the Company, further provided that such activities shall be approved by the Board, which approval shall not be unreasonably withheld. Executive shall perform the services pursuant to this Agreement from the New York City area, and Executive may be required to travel from time to time in connection with his position.

3. Compensation, Equity and Benefits.

3.1 Salary. The Company shall pay Executive an annual base salary of $299,500, less applicable payroll withholdings, which shall be payable in accordance with the Company’s customary payroll practices. Such base salary shall not be reduced during Executive’s employment unless a proportionate reduction is generally applied to all senior executives. The Company’s Board of Directors (the “Board”, and if the Merger (as defined below) is consummated, “Board” shall mean the Board of Directors of Life Care Med for all purposes in this Agreement) shall review the Executive's salary and performance not less often than annually and shall consider the Executive for appropriate base salary increases, if any, as are applied to other Company executives.

3.2 Signing Bonus. The Company shall pay Executive a signing bonus in the amount of $100,000, less applicable payroll withholdings. Bonus is payable upon the public registration of the company’s stock and any subsequent funding event.

3.3 Equity.

(a) Common Stock Award. On the Effective Date, the Company shall grant Executive 100,000 shares of Restricted Stock Units of the Company (the “Stock Grant”), pursuant and subject to the terms of a Stock Award Agreement between the Executive and the Company.

(b) Option/RSU Award. As soon as administratively practical, the Company shall grant the Executive a non-statutory option/RSU. Terms and conditions shall be consistent with the approved Equity Incentive Plan.

(c) Nothing in this Agreement shall prohibit the Company from awarding additional Option Grants or other equity awards to the Executive in addition to the equity awards set forth in the Agreement.

3.4 Discretionary Bonus. During the Term of this Agreement, and in the Company’s sole discretion, the Executive shall be eligible to receive an annual bonus (subject to applicable withholdings) at the end of each fiscal year based on the Executive and the Company successfully achieving targeted annual performance objectives established by the Board (the “Annual Bonus”). The Board, in its sole discretion, shall determine the extent to which the Executive has achieved the performance objectives upon which the Annual Bonus is based, and the amount of Annual Bonus to be paid to the Executive, if any. The Annual Bonus is not earned until it is approved in writing by the Board. To receive such Annual Bonus, the Executive must still be employed with the Company as of the date that bonuses are distributed and such Executive should not be in breech of this agreement at the time that bonuses are distributed. The Annual Bonus shall be payable prior to the end of the first quarter of the following fiscal year. The Executive shall receive a pro-rata portion of the Annual Bonus that relates to calendar year 2012 based on the actual Commencement Date

3.5 Change in Control

For purposes of this Agreement, a “Change of Control” shall mean any of the following, as effected through one transaction or a series of related transactions: (a) any merger by, or other combination of the Company into another corporation or business entity, or other transaction, which results in the holders of equity interests of the Company immediately prior to such transaction owning less than fifty (50%) percent of the equity interests of the surviving corporation or other business entity (in each case as determined by fair market value); (b) any acquisition (by purchase, lease or otherwise) of fifty (50%) percent or more of the gross fair market value of the assets of the Company by any person, corporation or other entity or group thereof acting jointly; or (c) the acquisition, subsequent to the date hereof, of beneficial ownership, directly or indirectly, of voting stock of the Company (defined as Common Stock of the Company or any other stock having voting rights that the Company may issue in the future) by any person, corporation or other entity or group thereof acting jointly, in such amount or amounts as would permit such person, corporation or other entity or group thereof acting jointly to elect a majority of the members of the Board, as then constituted; or (d) individuals who, on the date of this Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director) shall be an Incumbent Director;  provided ,  however , that no individual elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director. Notwithstanding the preceding sentence, any transaction that involves a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and any transaction of similar effect shall not constitute a Change in Control.

3.6 Fringe Benefits. Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its executive employees, including health care [Deferred compensation – i.e. 401k] and option plans. Executive shall be entitled to receive three (3) weeks of paid vacation per year. The Executive shall not be entitled to carry over any accrued, unused vacation days from year to year. Executive understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be amended by the Company from time to time in its sole discretion.

3.7 Expenses. The Company shall reimburse Executive for reasonable travel, entertainment, mileage, and other business expenses incurred by Executive in the performance of his duties hereunder in accordance with the Company's general policies, as amended from time to time. If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year, and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by Executive.

4. Termination of Agreement Term. The Term shall terminate upon the occurrence of any of the following:

4.1 Termination for Cause. At the election of the Company, for Cause upon written notice by the Company to Executive. For the purposes of this Section 4.1, “Cause” for termination shall be deemed to exist upon the occurrence of any of the following: (a) good faith finding by the Board or a committee thereof that Executive has engaged in dishonesty, gross negligence or misconduct which, if curable, has not been cured by Executive within thirty (30) days after he shall have received written notice from the Company stating with reasonable specificity the nature of such conduct; (b) a good faith finding by the Board that Executive has engaged in conduct that materially injures the Company, whether such harm is economic or non-economic, such as injury to the Company’s business or reputation; (c) Executive’s conviction or plea of nolo contendere to any felony or crime involving moral turpitude, fraud or embezzlement; or (d) a good faith finding by the Board that Executive has committed a material breach of this Agreement, which, if curable, has not been cured by Executive within thirty (30) days after he shall have received written notice from the Company stating with reasonable specificity the nature of such breach.

4.2 Termination by the Company without Cause. At the election of the Company, without Cause, at any time within the first ninety (90) days of the Commencement Date, and upon thirty (30) days’ prior written notice by the Company to Executive on and after the ninety-first day following the Commencement Date.

4.3 Death or Disability. As of the last day of the month following the death or determination of Disability of Executive. As used in this Agreement, “Disability” shall mean Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) solely to the extent necessary to satisfy Section 409A of the Code, Executive has a "disability" or is "disabled" within the meaning of Section 409A of the Code.

4.4 Voluntary Termination by Executive. At the election of Executive, upon not less than thirty (30) days’ prior written notice by him to the Company.

4.5 Expiration of the Agreement Term. Executive’s employment will end at the conclusion of the Term, provided proper notice has been given pursuant to Section 1 of this Agreement.

5. Effect of Termination.

5.1 In the event that Executive’s employment is terminated (a) for Cause pursuant to Section 4.1, (b) without Cause for any reason within the ninety (90) days following the Commencement Date pursuant to Section 4.2, (c) because of the Executive’s Death or Disability pursuant to Section 4.3, (d) at the election of Executive pursuant to Section 4.4, or (e) upon expiration of the Term pursuant to Section 4.5, the Company shall have no further obligation under this Agreement other than to (x) pay to Executive the compensation earned prior to the last day of his actual employment by the Company and (y) to reimburse Executive for expenses incurred prior to termination in accordance with Section 3.6.

5.2 In the event that Executive’s employment is terminated pursuant to Section 4.2, provided such termination occurs on or after the ninety-first day following the Commencement Date and except as provided for below: (a), the Company shall pay Executive separation pay in an amount equal to twelve (12) months of Executive’s Base Salary then in effect commencing on the eighth day after the Release (as defined herein) is effective and irrevocable and continuing on a payroll basis and for a period of six months thereafter; (b) the Options will continue to vest during the six (6) month period following the termination of employment (c) if Executive exercises his right under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) to continue participation in the Company’s health insurance plan, the Company shall pay its normal share of the costs for such coverage for then-remaining Term; and (d) the Company shall reimburse Executive for expenses incurred prior to termination in accordance with Section 3.6. If the Company elects the Extended Restrictive Covenant Period(as that term is defined in Section 6.3 below), then the separation pay and vesting periods described in Section 5.2(a) and (b) above shall extend from six (6) months to twelve (12) months. No payments shall be made to Executive under this Section 5.2 unless Executive first signs a release of claims in a form reasonably satisfactory to the Company (the “Release”), and the Release is effective and irrevocable prior to the date that is the sixtieth (60th) day following the termination date, and Executive observes his post-employment obligations as set forth in Section 6 below. The Company shall have no further obligations under this Section except as specified herein. If the payment of any COBRA or health insurance premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the U.S. Tax Code (the “Code”), the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

5.3 Section 409A Compliance. The severance benefits provided for in Section 5.2 are intended to constitute an “involuntary separation pay plan” with respect to termination without Cause pursuant to Treas. Reg. §1.409A-1(b)(9)(iii) or a short-term deferral under Treas. Reg. §1.409A-1(b)(4) and thus not “nonqualified deferred compensation” subject to Section 409A of the Code. If such severance benefit is deemed to provide benefits that constitute “nonqualified deferred compensation” with respect to a termination without Cause, then the following interpretations apply to this Agreement: (i) Any termination of Executive’s employment triggering payment of the severance benefit must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation from service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to the Company at the time his employment terminates hereunder), any payment hereunder that constitutes non-qualified deferred compensation subject to Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation from service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this section shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs; (ii) If Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable hereunder that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of his death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) his death, the Company shall pay Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid him prior to that date pursuant to this Agreement. It is intended that the severance benefit and each separate payment and installment thereof shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. If the sixty (60) day period in which the Executive must Execute the Release begins in one taxable year of the Executive and ends in the later taxable year, any taxable benefits paid to the Executive under Section 5.2 will be made in the later taxable year.

6. Nondisclosure and Noncompetition.

6.1 Proprietary Information.

(a) Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs, and customer and supplier data, or other materials or information relating to the Company’s business and activities and the manner in which the Company does business. Executive will not disclose any Proprietary Information to others outside the Company except in the performance of his duties or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Executive, or unless otherwise required by law.

(b) Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.

(c) Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company’s business.

6.2 Noncompetition and Non-solicitation.

(a) During Executive’s employment and for a period of twelve (12) months after the termination of Executive’s employment with the Company, Executive will not directly or indirectly, absent the Company’s prior written approval, render services of a business, professional or commercial nature to any other person or entity that competes with the Company in the same geographical area where the Company does business at the time this covenant is in effect (or where the Company has made, as of the effective date of termination, active plans to do business), whether such services are for compensation or otherwise, whether alone or in conjunction with others, as an employee, as a partner, or as a shareholder (other than as the holder of not more than 1% of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity.

(b) During Executive’s employment and for a period of twelve (12) months after the termination of Executive’s employment with the Company, Executive will not, directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

(c) During Executive’s employment and for a period of twelve (12) months after the termination of Executive’s employment with the Company, Executive will not, directly or indirectly, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts of the Company or the prospective clients, customers or accounts of the Company.

(d) In the event of termination or in a Change of Control non-competition with regard to employment shall not apply

6.3 If the Executive’s employment is terminated pursuant to Section 4.2, then the post-employment periods set forth in Section 6.2 above shall be six (6) months rather than twelve (12) months, unless the Company, no later than thirty (30) days after the date of Executive’s termination, elects by written notice to Executive to extend the post-employment obligation period under this Section 6.3 from six (6) months to twelve (12) months (the “Extended Restrictive Covenant Period”).

6.4 If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.5 The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek injunctive relief.

6.6 Other Agreements. Executive represents that his performance of all the terms of this Agreement as an employee of the Company does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party. Executive represents that all information Executive provided to the Company regarding Executive’s education, work background, experience and lack of post-employment restrictions are all true and accurate and the Company is entitled to rely on such representations.

7. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) the date of receipt, if sent by personal delivery (including delivery by reputable overnight courier), or (b) the date of receipt or refusal, if deposited in the United States Post Office, by registered or certified mail, postage prepaid and return receipt requested, or (c) by facsimile transmission at the address of record of Executive or the Company, or at such other place as may from time to time be designated by either party in writing.

8. Entire Agreement. This Agreement, and those documents referenced herein, constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement, including, expressly the Prior Employment Agreement.

9. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

10. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Nevada, applied without giving effect to any conflicts of law principles. Any action or proceeding relating to this Agreement or Executive’s employment shall be venued exclusively in the state or federal courts located in Nevada.

11. Assumption by Successors. Any successor of the Company shall succeed to all of the Company’s duties, obligations, rights and benefits hereunder. The obligations of Executive are personal and shall not be assigned by him.

12. Miscellaneous.

12.1 No Waiver. No delay or omission by a party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

13. Survival. Upon the termination of the Term and any termination of this Agreement, the obligations of the parties under Sections 5 and 6 shall survive and continue in effect in accordance with their terms.

14. Jury Waiver. Executive and the Company each waive any right to a jury trial in any action arising out of or relating to a breach or alleged breach of this Agreement.

/s/
Glenn S. Foley

March 1, 2013

Life Care Medical Devices Ltd

By:

Its:

Date: March 1, 2013